ISSUER FREE WRITING PROSPECTUS

(RELATING TO PRELIMINARY PROSPECTUS SUPPLEMENT

DATED APRIL 11, 2016 AND PROSPECTUS DATED MARCH 28, 2016)

FILED PURSUANT TO RULE 433

REGISTRATION NUMBER 333-210423

GLP Capital, L.P.

GLP Financing II, Inc.

This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the accompanying Prospectus (as supplemented through and including the date hereof, the “Preliminary Prospectus”). The information in this term sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Preliminary Prospectus.

Terms applicable to the $400,000,000 4.375%

Senior Notes due 2021 (the “2021 notes”)

Title of Security:	4.375% Senior Notes due 2021

Principal Amount:	$400,000,000

Coupon (Interest Rate):	4.375% per annum

Yield to Maturity:	4.375%

Spread to Benchmark Treasury:	+322 bps

Benchmark Treasury:	UST 1.25% due March 31, 2021

Scheduled Maturity Date:	April 15, 2021

Public Offering Price:	100% plus accrued interest, if any, from April 28, 2016

Gross Proceeds:	$400,000,000

Net Proceeds to Issuers before Estimated Expenses:	$396,240,000

CUSIP / ISIN Numbers:	361841 AG4 (CUSIP) US361841AG43 (ISIN)

Terms applicable to the $975,000,000 5.375%

Senior Notes due 2026 (the “2026 notes”)

Title of Security:	5.375% Senior Notes due 2026

Principal Amount:	$975,000,000

Coupon (Interest Rate):	5.375% per annum

Yield to Maturity:	5.375%

Spread to Benchmark Treasury:	+365 bps

Benchmark Treasury:	UST 1.625% due February 15, 2026

Scheduled Maturity Date:	April 15, 2026

Public Offering Price:	100% plus accrued interest, if any, from April 28, 2016

Gross Proceeds:	$975,000,000

Net Proceeds to Issuers before Estimated Expenses:	$965,835,000

CUSIP / ISIN Numbers:	361841 AH2 (CUSIP) US361841AH26 (ISIN)

Terms applicable to the 2021 notes and the

2026 notes (collectively, the “notes”)

Issuers:	GLP Capital, L.P. (the “Operating Partnership”) and GLP Financing II, Inc. (“Capital Corp.” and, together with the Operating Partnership, the “Issuers”)

Guarantor:	Gaming and Leisure Properties, Inc.

Interest Payment Dates:	April 15 and October 15 of each year, commencing on October 15, 2016

Record Dates:	April 1 and October 1 of each year

Distribution:	SEC Registered (Registration No. 333-210423)

Trade Date:	April 11, 2016

Settlement Date:	The settlement date of the notes is expected to be April 28, 2016, the 13th business day following the trade date (such settlement date being referred to as “T+13”. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the date that is three business days preceding the settlement date will be required, by virtue of the fact that the notes initially settle in T+13 to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Wells Fargo Securities, LLC

Fifth Third Securities, Inc.

UBS Securities LLC

Credit Agricole Securities (USA) Inc.

Nomura Securities International, Inc.

SunTrust Robinson Humphrey, Inc.

Barclays Capital Inc.

Oppenheimer & Co. Inc.

The Guarantor and the Issuers have filed a registration statement (including the Preliminary Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents the Guarantor has filed with the SEC that are incorporated by reference into the Preliminary Prospectus for more complete information about the Issuers, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan Securities LLC by calling 866-803-9204.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.